Exhibit 3.1

[SEAL]  DEAN HELLER
        Secretary of State
        204 North Carson Street, Suite 1
        Carson City, Nevada 89701-4299
        (775) 684-5708
        Website: secretaryofstate.biz

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             CERTIFICATE OF AMENDMENT
        (PURSUANT TO NRS 78.385 and 78.390)
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                                              ABOVE SPACE IS FOR OFFICE USE ONLY
Important: Read attached instructions before completing form

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
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          (PURSUANT TO NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:  Las Vegas Resorts Corporation
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2. The  articles  have been  amended as follows  (provide  article  numbers,  if available):
Fourth: The maximum number of shares of all classes which the corporation is authorized to have outstanding is five hundred million (500,000,000) shares, consisting of four hundred ninety five million (495,000,000) shares of common stock, all par value of $.001 per share and five million (5,000,000) shares of referred stock all par value of $.001 per share. The holders stock shall have such rights, preferences and privileges as may be determined, prior to the issuance of such shares, by the Board. On the filing date of the Certificate of Amendment, which shall be the effective date of this Amendment, each 1500 shares of common stock outstanding as of September 20, 2005 shall be changed into 1 share of said common stock (the "Stock Split"). The Stock Split shall not change the par value of the common stock, nor change the authorized number of shares of common stock. Fractional shares will not be issued, but shall be rounded up. Holders of less than 1500 shares shall receive $0.01 per share.
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3.  The  vote by  which  the  stockholders  holding  shares  in the  corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
213,019,552 of the 376,862,000 shares.*
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4. Effective date of filing (optional):

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         (must not be later than 80 days after the certificate is filed)

5. Officer Signature (required: /s/ Glenn A. Little
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*If any proposed  amendment would alter or change any preference or any relative or other right given to any class of outstanding shares, then the amendment must be approved by the votes, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.